Exhibit 16.1

TELFORD SADOVNICK, P.L.L.C.

CERTIFIED PUBLIC ACCOUNTANTS

January 19, 2006

United States Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC

20549 USA

Dear Sirs:

Re:         MGN Technologies, Inc. (formerly Tryx Ventures Corp.)

We were previously the principal accountants for MGN Technologies, Inc. (formerly Tryx Ventures Corp.) and we reported on the financial statements of MGN Technologies, Inc. (formerly Tryx Ventures Corp.) for the fiscal year ended March 31, 2005. As of January 19, 2006, we were not engaged as the principal accountants for MGN Technologies, Inc. (formerly Tryx Ventures Corp.). We have read statements of MGN Technologies, Inc. (formerly Tryx Ventures Corp.) under Item 4 of its Form 8-K, dated January 19, 2006, and we agree with such statements.

For the most recent fiscal period of 2006, there has been no disagreement between MGN Technologies, Inc. (formerly Tryx Ventures Corp.) and Telford Sadovnick, P.L.L.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Telford Sadovnick, P.L.L.C. would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

“Signed”

Telford Sadovnick, P.L.L.C.

Certified Public Accountants

114 West Magnolia Street, Suite 423, Bellingham, Washington 98225

Telephone: (360) 392-2886  Facsimile: (360) 392-2887